                            CONTRIBUTION AGREEMENT

                                  relating to

              The Court at Oxford Valley, Langhorne, Pennsylvania


                              Rubin Oxford, Inc.
                     Rubin Oxford Valley Associates, L.P.
                   Pennsylvania Real Estate Investment Trust
                            PREIT Associates, L.P.








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
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                                                          TABLE OF CONTENTS
                                                          -----------------
                                                                                                               Page
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SECTION 1.            DEFINITIONS...............................................................................  2

SECTION 2.            CONTRIBUTIONS.............................................................................  2

SECTION 3.            CONSIDERATION.............................................................................  2

SECTION 4.            REPRESENTATIONS AND WARRANTIES OF THE
                      CONTRIBUTORS..............................................................................  2
     4.1              As To the Contributors....................................................................  2
     4.2              As to the Project Partnership.............................................................  8
     4.3              As to the Shopping Center................................................................. 15

SECTION 5.            REPRESENTATIONS AND WARRANTIES REGARDING PREIT............................................ 20
     5.1              Organization.............................................................................. 20
     5.2              Power and Authority....................................................................... 21
     5.3              No Conflicts.............................................................................. 21
     5.4              Capitalization............................................................................ 22
     5.5              PREIT Reports............................................................................. 23
     5.6              Litigation................................................................................ 23
     5.7              Material Adverse Change................................................................... 23
     5.8              Brokers................................................................................... 24

SECTION 6.            CERTAIN COVENANTS AND AGREEMENTS.......................................................... 24
     6.1              Conduct of Business....................................................................... 24
     6.2              Reasonable Efforts........................................................................ 25
     6.3              Notifications............................................................................. 26

SECTION 7.            CLOSING; CLOSING CONDITIONS; CLOSING DELIVERIES........................................... 26
     7.1              Time of Closing........................................................................... 26
     7.2              Closing Conditions........................................................................ 26
     7.3              Deliveries at the Closing................................................................. 30

SECTION 8.            CLOSING ADJUSTMENTS....................................................................... 32
     8.1              Casualty or Condemnation.................................................................. 32

SECTION 9.            INDEMNIFICATION........................................................................... 33
     9.1              Indemnification by Contributors........................................................... 33
     9.2              Indemnification by PREIT.................................................................. 33
     9.3              Limitations on Liability.................................................................. 33
     9.4              Procedure For Indemnification - Third Party Claims........................................ 35
     9.5              Procedure for Indemnification - Other Claims.............................................. 37
     9.6              Distributions of Class A Units by Contributors............................................ 37
     9.7              Indemnification Payments.................................................................. 37

SECTION 10.           TERMINATION AND ABANDONMENT............................................................... 37
     10.1             Termination............................................................................... 37

     10.2             Procedure for Termination; Effect of
                      Termination............................................................................... 38

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SECTION 11.           GENERAL PROVISIONS........................................................................ 38
     11.1             Survival of Representations and Warranties................................................ 38
     11.2             Costs and Expenses........................................................................ 39
     11.3             Notices................................................................................... 39
     11.4             Access to Information; Confidentiality.................................................... 40
     11.5             Public Announcements...................................................................... 40
     11.6             No Solicitation........................................................................... 41
     11.7             Entire Agreement.......................................................................... 41
     11.8             Counterparts.............................................................................. 41
     11.9             Governing Law............................................................................. 41
     11.10            Section Headings, Captions and Defined Terms.............................................. 42
     11.11            Amendments, Modifications and Waiver...................................................... 42
     11.12            Severability.............................................................................. 42
     11.13            Liability of Trustees, etc................................................................ 42


                            CONTRIBUTION AGREEMENT

                                  relating to

              The Court at Oxford Valley, Langhorne, Pennsylvania


         THIS CONTRIBUTION AGREEMENT (this "Agreement") is made as of the 30th day of July, 1997, by and among RUBIN OXFORD, INC., a Pennsylvania corporation ("RO,Inc."), RUBIN OXFORD VALLEY ASSOCIATES, L.P., a Pennsylvania limited partnership ("RO,L.P." and, together with RO,Inc., the "Contributors," and, each, a "Contributor"), PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, an unincorporated association in business trust form created under Pennsylvania law pursuant to a Trust Agreement dated December 27, 1960, as last amended and restated on December 16, 1987 ("PREIT"), and PREIT ASSOCIATES, L.P., a Delaware limited partnership (the "Partnership").


                                  Background

         The Contributors are affiliates of The Rubin Organization, Inc., a Pennsylvania corporation ("TRO").

         This Contribution Agreement is part of a larger transaction described in the TRO Contribution Agreement of even date herewith (the "TRO Contribution Agreement") among PREIT, TRO, The Rubin Organization-Illinois, Inc. and the shareholders of TRO.

         The Partnership has been formed by PREIT and PREIT Property Trust, a Pennsylvania business trust ("PREIT Subsidiary"), pursuant to the terms of the Agreement of Limited Partnership of PREIT Associates, L.P. dated as of June 30, 1997 (the "Partnership Agreement") between PREIT, as general partner, and PREIT Subsidiary, as limited partner.

         Subject to the terms and conditions of this Agreement and the TRO Contribution Agreement, the parties intend that immediately following the closing under the TRO Contribution Agreement (the "TRO Closing"), the Contributors will contribute substantially all of their partnership interests (the "Interests") in Oxford Valley Road Associates, L.P., a Pennsylvania limited partnership (the "Project Partnership"), which holds title to Units 3-11 of The Court at Oxford Valley Condominium created under Declaration of Condominium dated April 13, 1995, which Declaration was recorded in the Office of the Recorder of Deeds of Bucks County on November 3, 1995, in Book 1053, page 99, as amended by First Amendment to Declaration dated July 1, 1996, which condominium units comprise the majority of the shopping center known as The Court at Oxford Valley, Langhorne, Pennsylvania (such majority portion hereinafter referred to as the "Shopping Center"), in exchange for Class A limited partner interests in the Partnership ("Class A Units").

         NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.            DEFINITIONS.

         Unless otherwise defined herein, capitalized terms used herein shall have the same meanings as ascribed to such terms in the TRO Contribution Agreement.

SECTION 2.            CONTRIBUTIONS.

         Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 7.1), the Contributors shall contribute to the Partnership, and the Partnership shall acquire from the Contributors, free and clear of all Encumbrances (other than applicable securities law restrictions and subject to the terms and conditions of the limited partnership agreement for the Project Partnership), the Interests and all benefits and advantages to be derived therefrom, including, without limitation, all right, title and interest associated with the Interests in and to the capital accounts of the Contributors, rights of the Contributors to distributions made after Closing and allocable shares of the Contributors with respect to profits and losses.

SECTION 3.            CONSIDERATION.

         In consideration for the contributions described in Section 2, subject to the terms and conditions of this Agreement, at the Closing, the Partnership shall issue to the Contributors that number of Class A Units to be issued at the Closing as set forth in Schedule A hereto.

SECTION 4.            REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS.

         The Contributors hereby jointly and severally represent and warrant to PREIT and the Partnership as follows:

         4.1 As To the Contributors.

                      (a) Organization. Each Contributor is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all corporate or partnership power to carry on its business as presently conducted, to own and lease the assets and properties which it owns and leases and to perform all its obligations under each agreement and instrument to which it is a party or by which it is

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bound. Each Contributor is duly qualified to do business as a foreign corporation or foreign partnership and is in good standing under the laws of each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities requires such qualification except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), assets, results of operations or business of such Contributor (a "Material Adverse Effect").

                      (b) Power and Authority. Each Contributor has all requisite corporate or partnership power and authority to execute, deliver and perform its obligations under this Agreement and under the other agreements and documents required to be delivered by it prior to or at the Closing (collectively, the "Contributor Transaction Documents"). The execution, delivery and performance by each Contributor of this Agreement and the other Contributor Transaction Documents to which it is a party have been duly authorized by all necessary corporate or partnership action on the part of such Contributor. This Agreement has been duly and validly executed and delivered by each Contributor and constitutes a legal, valid and binding obligation of each Contributor enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles. When executed and delivered as contemplated herein, each of the other Contributor Transaction Documents to which a Contributor is a party shall, assuming due authorization, execution and delivery thereof by the other parties thereto, constitute a legal, valid and binding obligation of such Contributor enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

                      (c)  No Conflicts; etc.  Except as described in
Section 4.1(c) of the disclosure letter delivered by the Contributors to PREIT on the date hereof (the "Contributor Disclosure Letter"), the execution and delivery by the Contributors of this Agreement do not, and the performance by the Contributors of all of the Contributor Transaction Documents will not (with or without the passage of time or the giving of notice), directly or indirectly:

                               (i) contravene, violate or conflict with (A)
the articles of incorporation, bylaws or partnership agreement (or other organizational documents) of either Contributor or (B) any Law applicable to either Contributor, or by or to which any assets or properties of either Contributor is bound or subject;

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                                (ii)  violate or conflict with, result in a
breach of, constitute a default or otherwise cause any loss of benefit under, or give to others any rights (including rights of termination, amendment, foreclosure, cancellation or acceleration) in or with respect to, any Authorization or Contract to which either Contributor is a party or by which either Contributor or any assets or properties thereof is bound or affected; or

                                (iii)  result in, require or permit the
creation or imposition of any Encumbrance upon or with respect to either Contributor, the Interests or any of their other assets or properties.

                      (d) Except as set forth in Section 4.1(d) of the Contributor Disclosure Letter, the execution and delivery by the Contributors of this Agreement do not, and the execution and delivery by the Contributors of the other Contributor Transaction Documents, and the performance by the Contributors of all of the Contributor Transaction Documents will not, require either Contributor to obtain any authorization of, or to make any filing, registration or declaration with or notification to, any court, government or governmental agency or instrumentality (federal, state, local or foreign) or to obtain the consent, waiver or approval of, or give any notice to, any other Person.

                      (e) Except as set forth in Section 4.1(e) of the Contributor Disclosure Letter, there are no actions, proceedings or investigations pending or, to the knowledge of the Contributors, threatened, that question any of the transactions contemplated by this Agreement or which, if adversely determined, could have a Material Adverse Effect or could materially and adversely affect either Contributor's ability to enter into or perform its obligations under this Agreement.

                      (f)  Litigation; Orders.

                                (i)  Except as set forth in Section 4.1(f) of
the Contributor Disclosure Letter, there are no, and since January 1, 1996 there have not been any, claims, actions, suits, proceedings (arbitration or otherwise) or, to the knowledge of the Contributors, investigations involving or affecting either Contributor or any of their assets or properties or any of their directors, officers, partners or shareholders in their capacities as such, before or by any court, government or governmental agency or instrumentality (federal, state, local or foreign), or before an arbitrator of any kind. To the knowledge of the Contributors, no such claim, action, suit, proceeding or investigation is presently threatened or contemplated. There are no unsatisfied judgments, penalties or awards against or affecting either Contributor or any of their assets or properties.

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                                (ii)  There is no material Order to which
either Contributor or any of their assets or properties is subject. To the knowledge of the Contributors, no officer, director, partner, shareholder or employee of either Contributor is subject to any Order that prohibits such officer, director, partner, shareholder or employee from engaging in or continuing any conduct, activity or practice relating to its business. The Contributors have each complied in all respects with the terms and conditions of each Order applicable to them.

                      (g) Undisclosed Liabilities. Except as set forth in Section 4.1(g) of the Contributor Disclosure Letter, there are no liabilities or obligations of the Contributors of any nature (whether absolute, accrued, contingent, liquidated or unliquidated or otherwise) except the obligations under the limited partnership agreement governing RO,L.P. and under the Amended and Restated Agreement of Limited Partnership dated as of June 27, 1996 (the "Project Partnership Agreement") among RO,Inc., RO,L.P., OVG General, Inc. ("OVG"), Goldenberg Investors, L.P., Goldenberg Partners, L.P. and Milton S. Schneider, the partnership agreement governing the Project Partnership, and the obligations of RO,L.P. under the Limited Partnership Agreement of Cherry Hill Associates, L.P. dated as of November 1, 1996, among RO,L.P., Cherry Hill Partner, Inc., and Goldenberg CH Partners, L.P., and that certain Contribution Agreement relating to Hillview Shopping Center of even date herewith among Cherry Hill Partner, Inc., RO,L.P., PREIT and the Partnership.

                      (h)  The Interests.

                           (i)  Section 4.1(h) of the Contributor Disclosure
Letter contains an accurate and complete description of the partnership interests in the Project Partnership that have been issued of record, but the Contributors make no representation or warranty that the partnership interests originally issued to Persons other than the Contributors have not been later assigned or encumbered. Except as described therein, no Person has any partnership or other interest in the Project Partnership or any right to receive any distributions from the Project Partnership or be allocated any profits or losses of the Project Partnership (provided, however, that with respect to the ownership of the partner interests in the Project Partnership other than the Interests, this representation is limited to the Contributors' knowledge). Each Contributor owns, beneficially and of record, the portion of the Interests described in Schedule A hereto, free and clear of all Encumbrances other than the Project Partnership Agreement. The Persons listed in Section 4.1(h) of the Contributor Disclosure Letter are the sole partners in the Project Partnership (provided, however, that with respect to the ownership of the partner interests in the Project Partnership other than the Interests, this representation is limited to the Contributors' knowledge). The issued and outstanding partnership interests in the Project Partnership have been issued by the Project Partnership in compliance with the Project Partnership Agreement, and such interests were not issued by the Project Partnership in violation of any federal or state securities laws.

                                (ii)  Except for this Agreement and except as
provided in the Project Partnership Agreement or in the leases with tenants listed in Section 4.2(k) of the Contributor Disclosure Letter, there are no rights, subscriptions, warrants, options, rights of first refusal, conversion rights or agreements of any kind outstanding to purchase or to otherwise acquire any partnership interests or other securities or obligations of any kind convertible into any partnership interest or other securities or any participation interests of any kind in the Shopping Center (or any portion thereof) or, to the knowledge of the Contributors, the Project Partnership; (provided, however, that with respect to the partner interests in the Project Partnership other than the Interests, this representation is limited to the Contributors' knowledge).

                                (iii)  Upon execution and delivery by the
Contributors and the Partnership of the assignment and assumption agreement contemplated by Section 7.3, the Partnership will acquire good and valid title to the portion of the Interests that is to be conveyed at Closing in accordance with Schedule A hereto, free and clear of all Encumbrances (except for applicable securities law restrictions and for the Project Partnership Agreement).

                                (iv)  The Contributors have delivered to the
Partnership on the date hereof a true and complete copy of the Project Partnership Agreement, as amended to date.

                      (i) Brokers. No Person acting on behalf of either Contributor or any of their respective affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the contribution transactions contemplated by this Agreement.

                      (j) Accurate Disclosure. All documents and other papers prepared by or on behalf of the Contributors and delivered by or on behalf of either Contributor in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects, and all of such documents and papers prepared or supplied by OVG or its affiliates (collectively, the "Goldenberg Group") are, to the knowledge of the Contributors, accurate and complete in all material respects.

                      (k) Knowledge. For purposes of this Agreement, "to the knowledge of the Contributors" and correlative terms means the actual knowledge of Ronald Rubin, George Rubin and the other officers and senior management of each Contributor (or in the case of RO,L.P., its partners), after reasonable inquiry, except that (i) as to the matters stated in Sections 4.1(e), 4.1(f)(i), 4.1(f)(ii), 4.1(j) and 4.2(e)(ii) [second sentence] of this
Agreement, such terms mean that Ronald Rubin and George Rubin, together with Richard Brown, Edward Glickman and Doug Grayson, who are the officers and senior management persons with responsibility for monitoring the Contributor's interest in the Shopping Center, have received no notice and have no actual knowledge to the contrary, but no affirmative inquiry or investigation has been made, and (ii) as to the matters stated in Sections 4.1(h)(i), 4.1(h)(ii), 4.2(b)(ii), 4.2(d), 4.2(e)(i), 4.2(e)(ii) [first and third sentences], 4.2(f), 4.2(h), 4.2(i), 4.2(k), 4.2(l)(ii), 4.3(a)(i), 4.3(a)(iv),
4.3(c)(i), 4.3(c)(ii), 4.3(d), 4.3(e)(i), 4.3(e)(ii), 4.3(f) and 4.3(g) of
this Agreement, the phrase "after reasonable inquiry" means that inquiry has been made of the Project Partnership's Managing General Partner by the Contributors, and the Contributors have received no response to the contrary.

                      (l)  Investment Representations.

                           (i) Each Contributor acknowledges that the Class A
Units to be issued pursuant to Section 3 and Schedule A hereto will not be registered under the 1933 Act on the grounds that the issuance of such units is exempt from registration pursuant to Section 4(2) of the 1933 Act and/or Regulation D promulgated under the 1933 Act, and that the reliance of the Partnership on such exemptions is predicated in part on the Contributors' representations, warranties and acknowledgements set forth in this section.

                           (ii) The Class A Units issued in accordance with this
Agreement will be acquired by each Contributor for its own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the 1933 Act, and the rules and regulations thereunder, and neither Contributor will distribute any of such units in violation of the 1933 Act.

                           (iii) Each Contributor (v) acknowledges that
the Class A Units, when issued, will not be registered under the 1933 Act and such units will have to be held indefinitely by it unless they are subsequently registered under the 1933 Act or an exemption from registration is available, (w) is aware that any sales of such units made under Rule 144 of the Securities and Exchange Commission under the 1933 Act may be made only in limited amounts and in accordance with the terms and conditions for that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption

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will be required, (x) is aware that Rule 144 may not be available for use by either Contributor for resale of the units, (y) is aware that the Partnership is under no obligation to register, and has no current intention of registering any of such units under the 1933 Act and (z) acknowledges that such Contributor has received and read a private placement memorandum relating to the offer of Class A Units.

                  (iv) Each Contributor is well versed in financial matters, has had dealings over the years in securities, including "restricted securities," and is fully capable of understanding the type of investment being made in the Class A Units and the risks involved in connection therewith.

         4.2 As to the Project Partnership.

             (a) Organization. The Project Partnership is a partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all partnership power to carry on its business as presently conducted, to own and lease the assets and properties which it owns and leases and to perform all its obligations under each agreement and instrument to which it is a party or by which it is bound. The Project Partnership is duly qualified to do business as a foreign partnership and is in good standing under the laws of each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities requires such qualification except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), assets, results of operations or business of the Project Partnership.

             (b) No Conflicts. Except as described in Section 4.2(b) of the Contributor Disclosure Letter, the execution and delivery by the Contributors of this Agreement do not, and the execution and delivery by the Contributors of the other Contributor Transaction Documents and the performance by the Contributors of all of the Contributor Transaction Documents will not (with or without the passage of time or the giving of notice), directly or indirectly:

                  (i) contravene, violate or conflict with (A) the Project Partnership Agreement, or (B) any Law applicable to the Project Partnership or to the Shopping Center;

                  (ii) violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of benefit under, or give to others any rights (including rights of termination, amendment, foreclosure, cancellation or acceleration) in or with respect to any material Authorization or material Contract, or the knowledge of the Contributors, any other Authorization or Contract, to which the Project Partnership is a party or by which the Project Partnership or the Shopping Center is bound or affected; or

                 (iii) result in, require or permit the creation or imposition of any Encumbrance upon or with respect to the Project Partnership, the Shopping Center or any other material assets or properties of the Project Partnership.

             (c) Except as set forth in Section 4.2(c) of the Contributor Disclosure Letter, the execution and delivery by the Contributors of this Agreement do not, and the performance by the Contributors of all of the Contributor Transaction Documents will not, require the Project Partnership to obtain any authorization of, or to make any filing, registration or declaration with or notification to, any court, government or governmental agency or instrumentality (federal, state, local or foreign) or to obtain the consent, waiver or approval of, or give any notice to, any other Person.

             (d) Compliance with Laws.

                 To the knowledge of the Contributors and except as disclosed in
Section 4.2(d) of the Contributor Disclosure Letter:

                 (i) The Project Partnership is, and at all times since its inception has been, in compliance in all material respects with all Laws that are or were applicable to it or to the conduct or operation of its business or the use of the Shopping Center. The Project Partnership has not since its inception received, and there is no basis upon which the Project Partnership may expect to receive, any notice, order or other communication from any government or governmental agency or instrumentality (federal, state, local or foreign) of any alleged, actual or potential material violation of or material failure to comply with any Law applicable to the Project Partnership or the Shopping Center, and no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a material violation by the Project Partnership, or a material failure by the Project Partnership, to comply with, any Law applicable to the Project Partnership or the Shopping Center.

                 (ii) The Project Partnership is, and at all times since its inception has been, in possession of all Authorizations necessary to own, lease or operate the Shopping Center or to carry on its business. The Authorizations currently in effect are in full force and effect without any default or violation thereunder by the Project Partnership or by any other party thereto. The Project Partnership is, and at all times since its inception has been, in compliance with all Authorizations applicable to it or to the conduct or operation of its business or the use of the Shopping Center. Neither the Project
Partnership nor any partner therein has received any notice that any such Authorization currently in effect may be revoked or may not in the ordinary course be renewed upon its expiration or that by virtue of the transactions contemplated hereby that any such Authorization may be revoked or may not be granted, renewed or issued to the Project Partnership.

             (e) Litigation; Orders.

                 Except as disclosed in Section 4.2(e) of the Contributor Disclosure Letter:

                 (i) To the knowledge of the Contributors, there are no, and since inception of the Project Partnership there have not been any, claims, actions, suits, proceedings (arbitration or otherwise) or investigations involving or affecting the Project Partnership or any of its assets or properties or any of its partners in their capacities as such, before or by any court, government or governmental agency or instrumentality (federal, state, local or foreign), or before an arbitrator of any kind (each, a "Claim") other than Claims customarily arising in connection with the ownership and operation of shopping centers similar to the Shopping Center that are covered by insurance or are within the limits of current insurance deductibles. To the knowledge of the Contributors, no such Claim is presently threatened or contemplated. To the knowledge of the Contributors, there are no unsatisfied judgments, penalties or awards against or affecting the Project Partnership or any of its assets or properties.

                 (ii) To the knowledge of the Contributors, there is no Order to which the Project Partnership or the Shopping Center is subject. To the knowledge of the Contributors, no partner, officer of any general partner of the Project Partnership or employee of the Project Partnership is subject to any Order that prohibits such partner, officer or employee from engaging in or continuing any conduct, activity or practice relating to the Shopping Center. To the knowledge of the Contributors, the Project Partnership has complied in all material respects with the terms and conditions of each Order applicable to it.

                 (iii) There are no, and since January 1, 1996 there have not been any, Claims involving or affecting the Shopping Center or the Project Partnership to which either Contributor (or any of its partners or shareholders) has been named or joined as a party.

             (f)  Financial Statements.  Section 4.2(f) of the
Contributor Disclosure Letter describes the Project Partnership's audited financial statements for the fiscal years ending December

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31, 1995, and December 31, 1996. To the knowledge of the Contributors, all such financial statements, including the related notes, fairly present the financial condition, results of operations and cash flow of the Project Partnership, as of the respective dates thereof and for the periods therein referred to, all in accordance with GAAP (other than those statements which indicate that they were not prepared in accordance with GAAP) consistently applied, subject, in the case of the interim financial statements, to normal year-end adjustments and the absence of notes.

             (g) Undisclosed Liabilities.

                 (i) As of the date hereof, there are no liabilities of the Project Partnership of a nature required to be reflected in a balance sheet prepared in accordance with GAAP except: (x) those described in Section 4.2(g)(i) of the Contributor Disclosure Letter; (y) those reflected or reserved against in the audited balance sheet of the Project Partnership dated as of December 31, 1996, or disclosed in the notes thereto; or (z) current liabilities incurred in the ordinary course of business consistent with past practice after December 31, 1996, and which are neither material in amount nor inconsistent with any of the representations or warranties made herein.

                 (ii) As of the Closing, there shall be no liabilities of the Project Partnership of any nature (whether absolute, accrued, contingent, liquidated, unliquidated or otherwise) except the Loan Obligations and the current liabilities that are taken into account in calculating Deemed Value pursuant to Section 3 of Schedule A hereto.

             (h) Taxes.

                 To the knowledge of the Contributors:

                 (i) All Taxes due from or required to be remitted by the Project Partnership with respect to taxable periods ending on or prior to, and the portion of any interim period up to, the Closing Date have been fully and timely paid or, to the extent not yet due or payable, have been adequately provided for on the balance sheets referred to in Section 4.2(f) of the Contributor Disclosure Letter or on the books and records of the Project Partnership. There are no levies, liens or other Encumbrances relating to Taxes existing, pending or threatened with respect to any of the assets of the Project Partnership.

                 (ii) All federal, state, local and foreign returns and reports relating to Taxes, or extensions relating thereto, required to be filed by or with respect to the Project Partnership have been timely and properly filed, and all such returns and reports are correct and complete.

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                 (iii) No issues have been raised with any representative or employee of the Project Partnership (and are currently pending) by the IRS or any other taxing authority in connection with any of the returns and reports referred to in subsection (ii) above and no waivers of statutes of limitations have been given or requested with respect to any such returns and reports or with respect to any Taxes.

                 (iv) Section 4.2(h) of the Contributor Disclosure Letter identifies all federal, state, local and foreign income, franchise and sales and use tax returns of or with respect to the Project Partnership which have been examined since the Project Partnership's inception, or which are currently under examination, by the IRS or by other taxing authorities, or with respect to which the applicable statute of limitations (including all extensions and tolling periods) has not yet run. Except as and to the extent shown therein, all deficiencies asserted or assessments made as a result of such examinations have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any taxing authority against the Project Partnership.

                 (i) Absence of Certain Changes and Events.

                     To the knowledge of the Contributors:

                     (i) Except as described in Section 4.2(i) of the Contributor Disclosure Letter and except as contemplated or disclosed herein, since December 31, 1996, the Project Partnership has conducted its business and activities only in the usual and ordinary course consistent with past practice and there has not been any:

                         (A) declaration or payment of any distribution or payment in respect of any interest in the Project Partnership that relates to an obligation or liability of the Project Partnership after Closing or any issuance, repurchase or redemption of any such interest;

                         (B) amendment to the Project Partnership Agreement;

                         (C) damage, destruction or loss to any material asset or property of the Project Partnership, whether or not covered by insurance, that has not been fully repaired, restored or replaced;

                         (D) except for current trade debt incurred in the ordinary course of business consistent with past practice, borrowing or incurring of any indebtedness, obligation or liability, contingent or otherwise, by the Project Partnership;

                         (E) endorsement, assumption or guarantee of payment or performance by the Project Partnership of any loan or obligation of any other Person;

                         (F) loan or advance made by the Project Partnership to any Person except for advances not material in amount made in the ordinary course of business;

                         (G) sale (other than sales of inventory in the ordinary course of business), assignment, conveyance, lease, or other disposition of any asset or property of the Project Partnership, or mortgage, pledge, or imposition of any lien or other Encumbrance on any asset or property of the Project Partnership;

                         (H) cancellation or waiver of any material claims or rights of the Project Partnership that requires the consent of RO, Inc.;

                         (I) change in the accounting methods, principles or practices followed by the Project Partnership or any change in any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve; or

                         (J) binding agreement, whether or not in writing, to do any of the foregoing.

                 (ii) Since December 31, 1996, there has been no event, circumstance, condition or contingency that has resulted in a material adverse effect on the business, assets, financial condition or results of operations of the Project Partnership or that is reasonably likely to result in such a material adverse effect.

              (j) FIRPTA. The Project Partnership is neither a "foreign person" within the meaning of Section 1445(f) of the Code nor a "foreign partner" within the meaning of Section 1446 of the Code.

              (k) List of Properties, Contracts, etc. Section 4.2(k) of the Contributor Disclosure Letter contains a complete and accurate list of each item described below, and the Contributors have delivered to PREIT (or given PREIT access to) true and complete copies of each document (or, in the case of documents not within the Contributors' possession and oral agreements, summaries) described below.

                 (i) Each of the following types of Contracts, whether oral or written, to which the Project Partnership or any of its general partners (in their capacities as such) is a party or by which it or any of its assets is bound:

                                  (A) To the knowledge of the Contributors, all
         Contracts that:

                                           (I)  involve performance of services
                      or sale or lease of goods, materials or space by the Project Partnership or any of its general partners of an amount or value in excess of $25,000 in any annual period or $100,000 in the aggregate;

                                            (II) involve performance of services
                      or sale or lease of goods, materials or space to the Project Partnership or any of its general partners of an amount or value in excess of $25,000 in any annual period or $100,000 in the aggregate;

                                            (III) are not in the ordinary course
                     of business and involve expenditures or receipts by the Project Partnership or any of its general partners of more than $25,000;

                                             (IV) are not terminable by the
                      Project Partnership or any of its general partners without penalty or premium upon less than 60 days' notice; or

                                             (V)  are otherwise material to the
                      business, operations, financial condition or prospects of the Project Partnership or to the ownership, operation or management of the Shopping Center.

                                  (B) To the knowledge of the Contributors, all
         Authorizations that relate to the Shopping Center;

                                  (C) To the knowledge of the Contributors,
         all outstanding loans and advances by the Project Partnership to any partner, officer or employee of the Project Partnership; and

                                  (D) Other than trade debt incurred in the
         ordinary course of business, all notes, debt instruments, other evidences of indebtedness, letters of credit and guaranties (whether written or oral) issued by or for the benefit of the Project Partnership and all loan and other agreements relating thereto.

                (l)  Contracts.

                 (i) Except as described in Section 4.2(l) of the Contributor Disclosure Letter and subject to the terms and conditions of Section 7.2(a)(ii) below, each Contract required to be identified in Section 4.2(k)(i)(A) of the Contributor

Disclosure Letter is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms. Except as described in Section 4.2(l) of the Contributor Disclosure Letter, the Project Partnership and its general partners have each performed in all material respects all obligations required to be performed by them under each such Contract to which any of them is a party or by which any of them is bound, and, to the knowledge of the Contributors, no condition exists or event has occurred which with notice or lapse of time would constitute a default thereunder or a basis for delay, non-performance, termination, modification or acceleration of maturity or performance by any party thereto.

                 (ii) To the knowledge of the Contributors, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Project Partnership or any of its general partners (in their capacity as such) under any Contracts referred to in subparagraph (i) above. All of such Contracts that relate to the provision of services, goods or space by the Project Partnership or any of its general partners (in their capacity as such) have been entered into in the ordinary course of business and have been entered into without the commission of any act or any consideration having been paid or promised that is in violation of any Law.

                 (iii) Except as described in Section 4.2(l) of the Contributor Disclosure Letter, without limiting the generality of the foregoing, the Project Partnership Agreement is in full force and effect and each of the parties thereto has performed all obligations required to be performed by it under such agreement.

         4.3 As to the Shopping Center.

             (a) Title

                 (i) Based solely on Owner's Policy No. 573280 issued by First American Title Insurance Company (the "Title Policy"), the Project Partnership owns fee simple title to the Shopping Center, free and clear of all Encumbrances except as set forth in the Title Policy and Section 4.3(a) of the Contributor Disclosure Letter (the "Permitted Encumbrances"). To the knowledge of the Contributors, there have been no changes in the state of such title as reflected in the Title Policy other than those encumbrances required to complete the development and construction of the Shopping Center that are of a nature customary for development projects similar to the Shopping Center.

                 (ii) The Project Partnership is the owner of, or the lessee under subsisting leases of, or otherwise has the right to use, the material personal property used by the Project Partnership in the operation of the Shopping Center. All of such property that is reflected on the Project Partnership's records as owned by the Project Partnership is free and clear of all Encumbrances, except for Permitted Encumbrances.

                 (iii) Except as provided in the Project Partnership Agreement, the Title Policy or in the tenant leases listed in Schedule 4.2(k) of the Contributor Disclosure Letter, there are no rights of first refusal on, or options to purchase, any portion of the Shopping Center or any right to participation interests (whether of profits, sale or refinancing proceeds, or calculated based on fair market value) with respect to any portion of the Shopping Center in favor of any tenant, lender or any other Person other than the Project Partnership. None of the tenant leases provides for any such right or option except that one or more of such leases may provide for a purchase option in favor of the tenant but only in respect of the space leased to such tenant. Any such purchase option is on terms and conditions that are customary for development projects similar to the Shopping Center.

                 (iv) To the Contributors' knowledge, no eminent domain, condemnation, incorporation, annexation or moratorium or similar proceeding has been commenced or threatened by an authority having the power of eminent domain to condemn any part of the Shopping Center. To the Contributors' knowledge, there are no pending or threatened governmental rules, regulations, plans, studies, or court orders or decisions, which do or could materially adversely affect the use or value of the Shopping Center for its present use.

             (b) Mortgage Obligations.

                 (i) As reflected in the Title Policy, the Shopping Center is subject to the mortgage(s) securing obligation(s) in the amount(s) set forth in Section 4.3(b) of the Contributor Disclosure Letter (the "Loan Obligations") and is subject to no other mortgage. Section 4.3(b) of the Contributor Disclosure Letter sets forth the original principal amount, approximate outstanding principal amount, interest rate, term and other material economic provisions of each of the Loan Obligations.

                 (ii) The documents identified in Section 4.3(b) of the Contributor Disclosure Letter, true and correct copies of which have been delivered to PREIT (or to which PREIT has been given access), constitute all of the material documents evidencing, defining or securing the Loan Obligations (the "Loan Documents").

                 (iii) The Project Partnership has complied with the Loan Documents, and there are no events of default thereunder now outstanding. No event has occurred, which with the passage of time or the giving of notice or both, could ripen into an event of default under the terms of the Loan Documents.

             (c) Leases.

                 (i) The Rent Roll attached to Section 4.3(c) of the Contributor Disclosure Letter (the "Rent Roll") lists each of the material leases (including all amendments), and, to the knowledge of the Contributors, all of the leases, in effect with respect to any portion of the Shopping Center and identifies any of such leases that have been amended since May 1, 1997.

                 (ii) Except as set forth in Section 4.3(c) of the Contributor Disclosure Letter, to the knowledge of the Contributors, there are no leases, licenses or other rights of occupancy now in force which affect the Shopping Center or any portion thereof other than the leases listed in the Rent Roll. Except as set forth on the Rent Roll and in Sections 4.2(e) and Section 4.3(c) of the Contributor Disclosure Letter, no uncured event of default of the Project Partnership or, to the knowledge of the Contributors, any tenant has occurred and is continuing under any such lease, and, to the knowledge of the Contributors, no tenant has asserted a defense to or offset or claim against its rent or the performance of its obligations under its lease, and no tenant has asserted a default on the part of the Project Partnership which would give it the right to terminate its lease or a setoff against rent.

                 (iii) With respect to the leases involving the Shopping Center and except as set forth in Section 4.3(c) of the Contributor Disclosure Letter or reflected in or reserved against in the December 31, 1996, audited financial statement described in Section 4.2(f) above or in the Notes thereto:

                       (A) there are no proposed modifications to any such lease that would reduce:

                           (I)   the space leased to any tenant;

                           (II)  the amount of any tenant's rent; or

                           (III) the term of any lease;

                       (B) except for (x) security deposits or (y) the first full month's rent, whether or not the term of a lease has commenced, no prepayments of rent more than thirty (30) days in advance have been made under any such lease;

                       (C) all decorating, repairs, alterations or other work performed by the Project Partnership under each of the leases as of the date hereof, or the cost of any such work performed by the tenant and to be reimbursed by the Project Partnership prior to the date hereof, has been performed or reimbursed, as applicable;

                       (D) no rent or security deposit under any such lease has been assigned or encumbered, except as security for the Loan Documents;

                       (E) there are no agreements or understandings, written or oral, with any tenant other than as set forth in its lease or on the Rent Roll; and

                       (F) all brokerage commissions and other compensation or fees due and payable as of the date hereof by reason of the leases have been paid in full.

             (d) Compliance with Laws and Recorded Declarations. The Contributors have not received from the Project Partnership or any other Person any notice of any violation of applicable Law asserted by any federal, state or municipal entity or notice of an intention by any such governmental entity to revoke any certificate of occupancy or other Authorization issued by it in connection with the ownership, use and occupancy of the Shopping Center that in each case has not been fully cured or otherwise fully resolved to the satisfaction of such governmental entity. To the Contributors' knowledge: (i) any and all charges, including condominium fees, common area expenses, or assessments (collectively the "Common Expenses") and special assessments under declarations and like instruments to which the Shopping Center or the Project Partnership is subject, have been paid to date, and no new special assessments or increases in any Common Expenses are contemplated, (ii) all the current Common Expenses and special assessments for the Shopping Center which are set forth in Section 4.3(d) of the Contributor Disclosure Letter are true and correct as of the date hereof, (iii) all consents and approvals required to be obtained under such declarations or like instruments in connection with the ownership, use, operation and/or management of the Shopping Center have been obtained, (iv) all uses made, conducted or permitted on or with respect to the Shopping Center are in compliance with any and all rules and regulations promulgated by the Oxford Valley Condominium Association and the provisions of any declaration or like instrument to which the Shopping Center is subject,
(v) no additional condominium units have been created within the Shopping Center or the Court at Oxford Valley Condominium and no units within the Shopping Center or said Condominium have been withdrawn or eliminated, (vi) as of the date hereof there are no more than forty (40) condominium units comprising the Court at Oxford Valley Condominium, (vii) no agreement to terminate the

Condominium has been submitted to the Project Partnership for approval, and
(viii) there are no claims, actions, suits, proceedings, or investigations pending or threatened before any court, governmental unit or any mediator or arbitrator against or in connection with the Oxford Valley Condominium Association, or any of the directors or officers of said Association.

             (e) Environmental Matters.

                 (i) Except as described in Section 4.3(e) of the Contributor Disclosure Letter, the Contributors have no knowledge of any fact, condition or circumstance that would suggest that the environmental reports listed in
Section 4.3(e) of the Contributor Disclosure Letter (which constitute all environmental reports relating to the Shopping Center received by the Contributors) contains any misstatement of material fact or omits to state any material fact. To the knowledge of the Contributors, except for matters set forth in Section 4.3(e) of the Contributor Disclosure Letter, there are no conditions on, beneath or arising from, and there are no Hazardous Substances migrating from, the Shopping Center which might under any Environmental Law
(A) give rise to liability or the imposition of a statutory lien upon the Project Partnership or (B) require any Response, Removal or Remedial Action by the Project Partnership.

                 (ii) To the knowledge of the Contributors, no wastes generated by either Contributor or the Project Partnership have ever been directly or indirectly sent, transferred, transported to, treated, stored or disposed of at any site listed or formally proposed for listing on the National Priority List promulgated pursuant to CERCLA or to any site listed in any state list of sites requiring or recommended for investigation or clean-up.

             (f) Reassessments. To the Contributors' knowledge, there is no proposed reassessment of the Shopping Center by any taxing authority, and there are no threatened or pending special assessments or other actions or proceedings (other than county-wide reassessments and/or the usual increases in millage rates that may be under consideration by the taxing authorities in the jurisdictions where the Shopping Center is located) that could reasonably be expected to give rise to an increase in real property taxes or assessments against the Shopping Center.

             (g) Property Improvements. Except as disclosed in any engineering studies or reports obtained by or delivered by the Contributors to PREIT as set forth in Section 4.3(h) of the Contributor Disclosure Letter, to the knowledge of the Contributors, the Shopping Center is in good condition and repair, ordinary wear and tear excepted, and has not suffered any casualty or other material damage which has not been repaired in all material respects. To the best of the Contributors' knowledge, there are no material latent or patent structural, mechanical or other significant defects, soil conditions or deficiencies in the improvements included in the Shopping Center, or any other defects, soil conditions or deficiencies which, in the aggregate, would materially adversely affect the value of the Shopping Center as a whole.

             (h) Employees and Service Contracts.

                 (i) Section 4.3(h) of the Contributor Disclosure Letter sets forth a complete and correct list of all existing and proposed union or collective bargaining agreements to which either Contributor or the Project Partnership is a party with respect to or affecting the Shopping Center.

                 (ii) Section 4.3(h) of the Contributor Disclosure Letter sets forth a complete and correct list of all persons who are employed by the Project Partnership or its partners in connection with the management, operation or maintenance of the Shopping Center, setting forth, with respect to each of them, his or her name, position or duties, regular wages or salary, accrued vacation pay and bonus and other benefits to which he or she is entitled. Each of such persons is an employee-at-will and none of such persons is covered by a written employment agreement.

SECTION 5.            REPRESENTATIONS AND WARRANTIES REGARDING PREIT AND
                      THE PARTNERSHIP.

         PREIT hereby represents and warrants to the Contributors as follows:

         5.1          Organization.

                      (a) PREIT is an unincorporated association in business trust form duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. PREIT has all necessary trust power to carry on its business as presently conducted, to own and lease the assets and properties that it owns and leases and to perform all its obligations under each agreement and instrument to which it is a party or by which it is bound.

                      (b) The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all necessary partnership power to carry on its business as presently conducted, to own and lease the assets and properties that it owns and leases and to perform all its obligations under each agreement and instrument to which it is a party or by which it is bound.

         5.2 Power and Authority. Each of PREIT and the Partnership has all requisite trust or partnership power to execute, deliver and perform its obligations under this Agreement and under all other agreements and documents required to be delivered by it prior to or at the Closing (collectively, the "Buyer Transaction Documents"). The execution, delivery and performance by PREIT and the Partnership of this Agreement and the other Buyer Transaction Documents have been duly authorized by all necessary corporate or partnership action. This Agreement has been duly and validly executed and delivered by PREIT and the Partnership and constitutes the legal, valid and binding obligation of PREIT and the Partnership enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally or by general equitable principles. When executed and delivered as contemplated herein, each of the other Buyer Transaction Documents shall, assuming due authorization, execution and delivery thereof by the other parties thereto, constitute the legal, valid and binding obligation of each of PREIT and the Partnership that is a party thereto enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally or by general equitable principles.

         5.3 No Conflicts.

                      (a) Except as described in Section 5.3 of the disclosure letter delivered by PREIT to the Contributors on the date hereof (the "PREIT Disclosure Letter"), the execution and delivery by PREIT and the Partnership of this Agreement do not, and the execution and delivery by PREIT and the Partnership of the other Buyer Transaction Documents and the performance by PREIT and the Partnership of all of the Buyer Transaction Documents will not (in each case, with or without the passage of time or the giving of notice), directly or indirectly:

                                (i)  contravene, violate or conflict with (A)
the trust or partnership agreement (or other organizational documents) of PREIT or the Partnership or (B) any Law applicable to PREIT or the Partnership, or by or to which any assets or properties of PREIT or the Partnership is bound or subject; or

                                (ii)  violate or conflict with, result in a
breach of, constitute a default or otherwise cause any loss of benefit or give to others any rights (including rights of termination, amendment, foreclosure, cancellation or acceleration) in or with respect to any material Authorization or material Contract to which PREIT or the Partnership is a party or by which either PREIT or the Partnership is bound or affected; or

                (iii) result in, require or permit the creation or imposition of any material Encumbrance upon or with respect to either PREIT or the Partnership or any of their respective assets or properties.

                  (b) Except for filings with the Securities and Exchange Commission and except as disclosed in Section 5.3(a) of the PREIT Disclosure Letter, the execution and delivery by PREIT and the Partnership of this Agreement do not, and the execution and delivery by PREIT and the Partnership of the other Buyer Transaction Documents and the performance by PREIT and the Partnership of all of the Buyer Transaction Documents will not, require PREIT or the Partnership to obtain any material Authorization of or make any material filing, registration or declaration with or notification to any court, government or governmental agency or instrumentality (federal, state, local or foreign) or to obtain the material consent, waiver or approval of, or give any material notice to, any Person.

                  (c) Except as disclosed in filings with the Securities and Exchange Commission made by PREIT, there are no actions, proceedings or investigations against or involving PREIT or the Partnership pending or, to the best knowledge of PREIT, threatened, that question any of the transactions contemplated by this Agreement or the validity of any of the Buyer Transaction Documents or which, if adversely determined, could have a material adverse effect on the consolidated financial condition, assets, business or results of operations of PREIT or could materially and adversely affect PREIT's or the Partnership's ability to enter into or perform its obligations under the Buyer Transaction Documents.

         5.4 Capitalization.

                  (a) On the date hereof, the outstanding beneficial interests in PREIT consist of 8,679,598 PREIT Shares, and the outstanding partnership interests in the Partnership are as described in Section 5.4(a) of the PREIT Disclosure Letter. Except for 483,875 PREIT Shares reserved for issuance pursuant to outstanding stock options and except as contemplated in the TRO Contribution Agreement, in the Amended Partnership Agreement or in the Employment Agreements referred to in the TRO Contribution Agreement, and except as disclosed in Section 5.4(a) of the PREIT Disclosure Letter, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character (including, without limitation, voting agreements or arrangements known to PREIT) relating to the issuance of beneficial interests in PREIT or partnership interests in the Partnership. As of the Closing, the outstanding partner interests in the Partnership shall consist of the interests outstanding on the date hereof, the Class A Units to be issued as contemplated in the TRO Contribution Agreement, this Agreement and the EPD Purchase Agreements.

                  (b) All Class A Units to be issued and delivered pursuant to
Section 3 hereof will be, at the time of issuance and delivery in accordance with the terms of this Agreement, duly authorized and validly issued by the Partnership. Assuming the accuracy of the representations and warranties of the Contributors set forth herein, such issuance will be exempt from registration under the 1933 Act as an offering described in Section 4(2) of such Act and/or pursuant to Regulation D promulgated thereunder.

         5.5 PREIT Reports. PREIT has delivered to the Contributors copies of PREIT's (a) Proxy Statement dated November 15, 1996, (b) Annual Report on Form 10-K for the fiscal year ending August 31, 1996, as amended by its report on 10-K/A-1 dated December 2, 1996, and (c) Quarterly Reports on Form 10-Q for the quarters ended November 30, 1996, February 28, 1997 and May 31, 1997, all of which have been filed by PREIT with the Securities and Exchange Commission (the "PREIT Reports"). The audited consolidated financial statements and unaudited interim financial statements of PREIT included in such reports have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition and results of operations of PREIT as at the dates thereof and for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. The PREIT Reports do not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         5.6 Litigation. Except as disclosed in filings with the Securities and Exchange Commission, there are no claims, actions, suits, proceedings (arbitration or otherwise) or, to the best knowledge of PREIT, investigations involving or affecting PREIT or any of its subsidiaries or any of their assets or properties or any of their trustees, directors, officers, partners or shareholders in their capacities as such, before or by any court, government or governmental agency or instrumentality (federal, state, local or foreign) or before any arbitrator of any kind, in each case of a nature that is required to be disclosed in PREIT's 1934 Act reports.

         5.7 Material Adverse Change. Except as disclosed in filings with the Securities and Exchange Commission, since May 31, 1997, there has not been any material adverse change in the condition (financial or otherwise), assets, results of operations or business of PREIT on a consolidated basis.

         5.8 Brokers. Except for Lehman Brothers, Inc., whose fees shall be paid by PREIT, no Person acting on behalf of PREIT or the Partnership or any of their affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

SECTION 6.        CERTAIN COVENANTS AND AGREEMENTS

         6.1 Conduct of Business.


                  (a) Except as expressly provided herein, between the date hereof and the Closing, except with the prior written consent of PREIT, each Contributor shall, and the Contributors shall use reasonable efforts to cause the Project Partnership to:

                  (i) carry on its business in, and only in, the usual, regular and ordinary course, consistent with past practice and the provisions hereof and in compliance with all applicable Laws, Authorizations;

                  (ii) pay and discharge all of its debts, liabilities and obligations as they become due and pay all debt service payments, real estate taxes and other liabilities arising from the operation of the Shopping Center that in the ordinary course of business would have been paid prior to the Closing Date (with the exception of those liabilities and obligations which the Project Partnership is contesting in good faith and for which the Project Partnership has established adequate reserves on its books);

                  (iii) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

                   (iv) maintain its facilities and assets in the same state of repair, order and condition as they were on the date hereof, reasonable wear and tear excepted;

                    (v) maintain its books of account and records in the usual, regular and ordinary manner and use best efforts to maintain in full force and effect all of its Authorizations; and

                   (vi) operate the Shopping Center in the ordinary course in a manner consistent with past practice, maintaining the Shopping Center in the same state of repair, order and condition as it is on the date hereof, reasonable wear and tear, damage by insured fire or other casualty excepted.

                  (b) Except as expressly provided herein, between the date hereof and the Closing, except with the prior written consent of PREIT, neither Contributor shall:

                    (i) enter into, assume or amend, or consent to the amendment or assumption of, any Contract, other than ordinary course of business Contracts that are not of a type described in Section 4.2(m) hereof;

                     (ii) take any action, fail to take any action or permit to occur any event that would cause or constitute a material breach of or inaccuracy in any representation or warranty set forth herein if made immediately after such event or at the Closing or that would have been required (or result in any situation that would be required) to be disclosed hereunder had such action or inaction been taken or failed to have occurred or had such event occurred prior to the date hereof;

                     (iii) except as described in Section 6.1(b)(iii) of the Contributor Disclosure Letter and the TRO Contribution Agreement, make any change in its authorized or issued capital stock or partnership interests, grant any stock option or other right to purchase its shares of capital stock, partnership interests or other securities, issue or make any commitment to issue any of its securities, including any securities convertible into capital stock or partnership interests, grant any registration rights or purchase, redeem, retire or make any other acquisition of any shares of its capital stock, partnership interests or other securities;

                     (iv) amend or grant any waivers under the Project Partnership Agreement; or

                     (v) enter into any agreement or understanding to do or engage in any of the foregoing actions.

         6.2 Reasonable Efforts. Upon the terms and subject to the condition hereof, between the date hereof and the Closing Date, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including, without limitation,
(i) using its or his reasonable efforts to make all required regulatory filings and applications and to obtain all Authorizations and consents, approvals, amendments and waivers from parties to Contracts as are necessary for the consummation of the transactions contemplated by this Agreement and
(ii) using its reasonable efforts to cause the conditions to the consummation of the acquisition of the Interests to be satisfied.

         6.3 Notifications. Each party hereto shall give prompt notice to the other parties upon becoming aware of: (i) any fact or condition that causes or constitutes (or that reasonably could be expected to cause or constitute) a breach of its representations and warranties set forth herein, or the occurrence, or failure to occur, of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of or any inaccuracy in any of its representations and warranties contained in this Agreement had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition; (ii) any material failure of it or any of its officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iv) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting either Contributor, the Project Partnership or PREIT, as the case may be, or any of the transactions contemplated by this Agreement.

SECTION 7.        CLOSING; CLOSING CONDITIONS; CLOSING DELIVERIES.

         7.1 Time of Closing. The closing (the "Closing") of the acquisition by the Partnership pursuant to this Agreement of the portion of the Interests to be conveyed at such closing in accordance with Schedule A hereto shall take place at the time and place specified in Schedule A hereto on the Closing Date (as defined in Schedule A hereto).

         7.2 Closing Conditions.

                  (a) Conditions Precedent to PREIT's and the Partnership's Obligations. The obligation of PREIT and the Partnership to consummate the acquisition of the Interests and to take the other actions required to be taken by them at the Closing is subject to the fulfillment by or at the Closing of each of the following conditions, any or all of which may be waived by PREIT in its sole discretion:

                                    (i)  Condition of Title.  The Project
Partnership shall own fee simple title to the Shopping Center and such title shall be good and marketable and insured as such by First American Title Insurance Company, Commonwealth Land Title Insurance Company, Lawyers Title Insurance Corporation or Chicago Title Insurance Company, as selected by the Partnership (the "Title Insurance Company"), free and clear of all Encumbrances other than Permitted Encumbrances, the existing leases set forth on the Rent Roll or as such leases may have changed in the ordinary course of the operation of the Shopping Center, and those encumbrances required to complete the development and construction of the Shopping Center that are of the nature customary for development projects similar to the Shopping Center provided that such encumbrances do not constitute liens in liquidated amounts and do not individually or in the aggregate materially or adversely affect the value or use of the property as a Shopping Center. A vested owners title insurance policy with "non-imputation" and fairways endorsements for the value of the interest in the Project Partnership as determined in accordance with Schedule "A" or a marked-up commitment reflecting the effectiveness of such issuance, shall have been issued to the Partnership (unless such insurance is not issued or effective solely due to the Partnership's failure to pay the premiums therefor).

                    (ii) Tenant Estoppels. The Contributors
shall have used their reasonable efforts to cause the tenants in the Shopping Center listed on Exhibit 7.2(a)(ii) to execute and deliver to the Partnership estoppel certificates in form and substance reasonably satisfactory to PREIT. The Contributors shall keep the Partnership reasonably apprised as to the status of receipt of the estoppel certificates. The failure to obtain and deliver any or all of the estoppel certificates shall not constitute a default by the Contributors hereunder or allow PREIT or the Partnership to terminate this Agreement so long as the Contributors have used reasonable efforts to obtain the estoppel certificates. The Contributors' liability under the representations and warranties under Sections 4.2(l)(i) and 4.3(c) as to a particular tenant shall terminate if the Partnership subsequently receives an estoppel certificate for the applicable tenant which confirms the Contributors' representations under Sections 4.2(l)(i) and 4.3(c) above (provided, if the Partnership receives an estoppel certificate which confirms some but not all of the matters which are the subject of the representations and warranties under Sections 4.2(l)(i) and 4.3(c), then as to such tenant,
(x) if the estoppel certificate was received prior to Closing, the representations and warranties set forth in Sections 4.2(l)(i) and 4.3(c) shall be deemed to omit such matters stated on the estoppel certificate as to such matters provided the certifications contained in such estoppel remain true and correct until the Closing Date and (y) if received after Closing, the representations and warranties under Sections 4.2(l)(i) and 4.3(c) shall cease to survive as to such matters but shall continue to survive as to matters not contained in such Estoppel Certificate.)

                   (iii) Survey, Etc. The Partnership shall have received updated environmental and engineering reports and surveys for the Shopping Center, at PREIT's sole cost and expense, certified to the Partnership and the Title Insurance Company, in form reasonably satisfactory to PREIT and the Title Insurance Company, and such reports and surveys shall not disclose any material adverse condition not disclosed in the original reports and surveys for the Shopping Center delivered to PREIT, or to which PREIT was given access, prior to the date of this Agreement.

                  (iv) No Mortgage Defaults. All payments of principal and interest on all Loan Obligations shall be current and no Loan Obligation shall be in default. The Contributors shall have used reasonable efforts to cause the holder of each Loan Obligation to issue to the Partnership a letter or certification confirming the principal balance of such Loan Obligation, the date of the last payment and that, to its knowledge, there are no events of default thereunder. The failure to obtain or deliver such letter or certification shall not constitute a default by the Contributors hereunder or allow PREIT or the Partnership to terminate this Agreement provided that the Contributors have used reasonable efforts to obtain such letter or certificate. In the event the letter or certification from the holder of each Loan Obligation contains a certification containing information which confirms the Contributors' representations under Section 4.3(b) above, the Contributors' liability for such representation shall terminate upon delivery of the letter or certificate to the Partnership provided the certifications contained in such estoppel remain true and correct until the Closing Date.

                  (v) Representations and Warranties. Each of the representations and warranties of the Contributors set forth in this Agreement that is qualified by materiality shall be true and correct, and each of the representations and warranties of the Contributors set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                   (vi) Performance of Covenants. All of the agreements, covenants and obligations that either Contributor is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects. The Contributors shall have delivered each of the documents required to be delivered by them pursuant to Section 7.3(a) hereof.

                  (vii) Legal Matters. The performance of the
Buyer and Contributor Transaction Documents and the consummation of the Closing shall not, directly or indirectly (with or without notice or lapse of time), violate, contravene, conflict with or result in a violation of any Law and shall not violate any Order of any court or governmental body of competent jurisdiction, and no suit, action, investigation or legal or administrative proceeding shall have been brought or threatened by any Person (other than by PREIT or the Partnership) that questions the validity or legality of this Agreement or the transactions contemplated hereby.

                                    (viii)  Consents and Approvals.  Each
consent, approval, ratification, waiver or other authorization of any Person necessary, in the reasonable opinion of PREIT, for the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, and no such consent, approval, ratification, waiver or other authorization: (x) shall have been conditioned upon the modification, cancellation or termination of any Contract, right or Authorization of PREIT, the Partnership or the Project Partnership or (y) shall impose on PREIT, the Project Partnership or the Partnership any condition, provision or requirement not presently imposed upon the Contributors or the Project Partnership or any condition that would be more restrictive after the Closing on the Project Partnership or the Partnership than the conditions presently imposed on the Contributors or the Project Partnership.

                                    (ix) Opinion of Counsel. PREIT shall have
received an opinion of counsel for the Contributors, dated the Closing Date, in form and substance reasonably satisfactory to PREIT and its counsel.

                                     (x) TRO Closing. The TRO Closing shall
have occurred.



                                     (xi) Casualty or Condemnation. There shall
not have occurred any damage or destruction to, or condemnation of, any portion of the Shopping Center or the facilities constituting units within the condominium association of which the Shopping Center is a part that is reasonably likely to have a material adverse effect on the operations or profitability of the Shopping Center as a whole.

                                    (xii) Material Adverse Change. There shall
not have been since the date hereof any event, circumstance, condition or contingency that has resulted in a material adverse effect on the business, assets, financial condition or results of operations of the Project Partnership or that is reasonably likely to result in such a change.

                                   (xiii) Compliance Certificate.  The
Contributors shall have obtained (to the extent such certifications or letters are made available in such jurisdiction) a certification or letter from the appropriate governmental officer having jurisdiction to the effect that the Shopping Center and its use are in compliance with applicable fire, health, safety and zoning ordinances, rules and regulations.

                  (b) Conditions Precedent to the Contributors' Obligations. The obligation of the Contributors to consummate the contribution of the Interests contemplated by this Agreement and to take the other actions required to be taken by them at the Closing is subject to the fulfillment by or at the Closing of each of the following conditions, any or all of which may be waived by RO,Inc. in its sole discretion:

                                    (i) Representations and Warranties. Each of
the representations and warranties of PREIT set forth in this Agreement that is qualified by materiality shall be true and correct, and each of the representations and warranties of PREIT set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                                    (ii) Performance of Covenants. Each of the
agreements, covenants and obligations that PREIT or the Partnership is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects. PREIT shall have delivered each of the documents required to be delivered by it pursuant to Section 7.3(b) hereof.

                                    (iii) Legal Matters. The performance of the
Buyer and Contributor Transaction Documents and the consummation of the Closing shall not, directly or indirectly (with or without notice or lapse of time), violate, contravene, conflict with or result in a violation of any Law and shall not violate any Order of any court or governmental body of competent jurisdiction, and no suit, action, investigation or legal or administrative proceeding shall have been brought or threatened by any Person that questions the validity or legality of this Agreement or the transactions contemplated hereby.

                                    (iv) TRO Closing. The TRO Closing shall
have occurred.

                                    (v)  The Contributors shall have received an
opinion of counsel for PREIT, dated the Closing Date, in form and substance reasonably satisfactory to the Contributors and their counsel.

         7.3 Deliveries at the Closing. At the Closing, in addition to the other actions contemplated elsewhere herein:

                  (a) The Contributors shall deliver or cause to be delivered to the Partnership:

                                    (i) each of the instruments, agreements or
documents listed on Schedule A-1 hereto, in each case in a form reasonably satisfactory to the Contributors and the Partnership, duly executed by each of the signatories thereto other than PREIT or the Partnership;

                   (ii) certificates, dated the Closing Date and executed by the president of RO,Inc. to the effect that the conditions set forth in Sections 7.2(a)(v) and (vi) have been satisfied;

                   (iii) certificates of good standing of a recent date for RO,Inc. and RO,L.P. certified by the Secretary of State or corresponding certifying authority of the state of incorporation or organization of RO,Inc. and RO,L.P. and of each state in which RO,Inc. or RO,L.P. is qualified to do business as a foreign corporation or foreign partnership;

                  (iv) copies of the resolutions of the board of directors of RO,Inc. and its shareholders authorizing the transactions contemplated under this Agreement and the Contributor Transaction Documents to which RO,Inc. or RO,L.P. is a party;

                   (v) all consents and approvals under the Project Partnership Agreement necessary or appropriate in connection with the transactions contemplated herein;

                   (vi) a certification from the condominium association to the effect that the Contributors are current in the payment of all condominium fees and assessments;

                   (vii) a certification from the Goldenberg Group to the effect that the Project Partnership Agreement is in full force and effect, that the Project Partnership Agreement has not been amended, and that no partner in the Project Partnership is in default of its obligations under the Project Partnership Agreement; and

                  (viii) such other documents and instruments as the Partnership or PREIT may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

                  (b) The Partnership shall deliver or cause to be delivered to the Contributors the following:

                   (i) the Class A Units to be delivered at Closing as contemplated by Section 3 and Schedule A hereto;

                  (ii) copies of resolutions of the board of trustees of PREIT authorizing the transactions contemplated hereunder and under the Buyer Transaction Documents;

                 (iii) a certificate, dated the Closing Date, executed by the chief executive officer and chief financial officer of PREIT, to the effect that the conditions set forth in Sections 7.2(b)(i) and (ii) have been satisfied; and

                 (iv) each of the instruments, agreements and documents listed on Schedule A-1 in a form reasonably satisfactory to the Contributors and the Partnership, duly executed by each of the Partnership or PREIT that is a signatory thereto.

                  (c) Each party shall deliver or cause to be delivered, as the case may be, to the other parties hereto such other documents, instruments, certificates and opinions as may be required by this Agreement.

SECTION 8.        CLOSING ADJUSTMENTS.

         8.1 Casualty or Condemnation.

                  (a) If, prior to the Closing Date, there shall be any damage or destruction to all or any portion of the Shopping Center by fire or other casualty, the Contributors shall give notice thereof to PREIT promptly after the Contributors become aware of it. Unless such damage or destruction is reasonably likely to result in a material adverse effect on the operations or profitability of the Shopping Center, such damage or destruction shall not entitle PREIT or the Partnership to terminate this Agreement; provided, however, that the number of Class A Units deliverable pursuant to Section 3 and Schedule A shall be reduced by 50% of the value of all material damage or destruction to the extent that such damage or destruction is not fully insured by insurance carried by the Project Partnership or reimbursed by tenants.

                  (b) If prior to the Closing Date, condemnation or eminent domain proceedings are commenced against the Shopping Center, the Contributors shall give notice thereof to PREIT promptly after the Contributors become aware of the same. Unless the taking contemplated by such condemnation or eminent domain proceeding is reasonably likely to result in a material adverse effect on the operations or profitability of the Shopping Center as a whole, such condemnation or eminent domain proceeding shall not entitle PREIT or the Partnership to terminate this Agreement; provided, however, that the number of Class A Units deliverable pursuant to Section 3 and Schedule A hereto shall be reduced by the excess, if any, of the Deemed Value (as defined in Schedule A hereto) over 50% of the aggregate condemnation proceeds received or to be received by the Project Partnership in respect of such condemnation. PREIT shall have the right to participate in the negotiation of the award to be made for such taking (to the extent that the Contributors have such right), and the

Contributors shall not agree to any proposed award or execute a deed in lieu of condemnation without PREIT's prior written consent. The applicable percentage of any condemnation award payable with respect to the taking of all or any portion the Shopping Center shall be assigned to the Partnership.

SECTION 9.        INDEMNIFICATION.

         9.1 Indemnification by Contributors. The Contributors shall jointly and severally indemnify, defend and hold harmless PREIT and the Partnership (collectively, "Buyer Indemnified Persons") against and in respect of any and all losses, costs, expenses (including, without limitation, costs of investigation and reasonable defense and attorneys' fees), claims, damages, obligations, liabilities or diminutions in value, whether or not involving a third party claim (collectively, "Damages"), arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of either Contributor made in or pursuant to this Agreement (including, without limitation, the certificate referred in Section 7.3(a)(ii), which, for this purpose will be deemed to have stated, inter alia, that the Contributors' representations and warranties in this Agreement were true and correct as of the Closing Date as if made on the Closing Date); (b) any breach or nonfulfillment of any covenant or obligation of either Contributor contained in this Agreement; or (c) any of the matters set forth on Schedule 9.1(c) hereto.

         9.2 Indemnification by PREIT. PREIT shall indemnify, defend and hold harmless each Contributor against and in respect of any and all Damages arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of PREIT made in or pursuant to this Agreement; (b) any breach or nonfulfillment of any covenant or obligation of PREIT or the Partnership contained in this Agreement; or (c) claims relating solely to actions taken by the Partnership (or its affiliates) as a partner in the Project Partnership after Closing as the result of events and circumstances first occurring after Closing.

         9.3 Limitations on Liability.

                  (a) Neither Contributor shall have any obligation to indemnify any Buyer Indemnified Person against Damages pursuant to Section 9.1(a) of this Agreement arising out of or based upon any inaccuracy in or breach of any representation or warranty made in or pursuant to this Agreement unless and until the aggregate of all such Damages suffered or incurred by the Buyer Indemnified Persons exceeds $100,000; in which event the Buyer Indemnified Persons shall be entitled to indemnification for the full amount of all Damages suffered or incurred; provided, however, that the above limitation shall not be applicable to any claim for Damages pursuant to Section 9.1(b) or (c) or based upon a breach of any representation or warranty made in or pursuant to Sections 4.1(a), 4.1(b), 4.1(c), 4.1(g), 4.1(h), 4.2(a), 4.2(b) or 4.2(g) (in the case of a breach of any of the representations and warranties set forth in Section 4.2(g), other than due to the existence of liabilities of a nature not required to be reflected in financial statements prepared in accordance with GAAP of which the Contributors had no knowledge prior to Closing).

                  (b) Following Closing, (i) the Contributors shall not be obligated to indemnify Buyer Indemnified Persons against Damages pursuant to
Section 9.1 to the extent that such indemnification payment (other than indemnification payments in respect of fraud or intentional misrepresentation), when aggregated with all prior indemnification payments (other than indemnification payments in respect of fraud or intentional misrepresentation) by or on behalf of the Contributors to Buyer Indemnified Persons or reasonably paid by or on behalf of the Contributors to third parties for the benefit of Buyer Indemnified Persons pursuant to this Agreement, would exceed the Aggregate Value (as hereafter defined) and (ii) each partner or shareholder of either Contributor (collectively, "Applicable Beneficial Owners") other than Ronald Rubin and George Rubin (or affiliates controlled by either of them or members of their families) shall not be obligated to indemnify Buyer Indemnified Persons against Damages pursuant to
Section 9.1 to the extent that such indemnification payment, when aggregated with all prior indemnification payments by or on behalf of such Applicable Beneficial Owner to Buyer Indemnified Persons or reasonably paid by or on behalf of such Applicable Beneficial Owner to third parties for the benefit of Buyer Indemnified Persons pursuant to this Agreement, would exceed the Proportionate Aggregate Value (as defined below) attributable to such Applicable Beneficial Owner; provided, however, that the limitation of this subclause (ii) shall not apply to the extent an indemnity claim is brought with respect to a matter involving fraud or intentional misrepresentation by such Applicable Beneficial Owner. The "Aggregate Value" means an amount equal to the value of all Class A Units theretofore issued pursuant to Section 3, such value to be calculated by multiplying the number of units times the per share Value (as defined in the Amended Partnership Agreement) of a PREIT Share as of the date of issuance of such units.

                  (c) Following Closing, the liability of each Applicable Beneficial Owner for each indemnity claim pursuant to Section 9.1 shall be limited to that fraction of the aggregate Damages incurred by Buyer Indemnified Persons with respect to such claim that is equal to the quotient whose numerator equals the portion of the Aggregate Value attributable to units (or proceeds of units) theretofore distributed to such Applicable Beneficial Owner by a Contributor (the "Proportionate Aggregate Value") and the denominator of which equals the Aggregate Value;

provided, however, that the foregoing shall not limit the liability of Ronald Rubin or George Rubin (or affiliates controlled by either of them or members of their families), each of whom shall be jointly and severally liable for 100% of the aggregate Damages incurred (subject to the cap on aggregate Damages set forth above in subclause (i) of Section 9.3(b)) and provided further that the foregoing limitation shall not apply to the extent that an indemnity claim is brought with respect to a matter involving fraud or intentional misrepresentation by such Applicable Beneficial Owner.

                  (d) No claim arising out of or based upon any inaccuracy in or breach of any representation or warranty made in or pursuant to this Agreement shall be made unless a claim arises and written notice is delivered to the indemnifying party within the Basic Claims Period (as defined below); provided that any such claim arising out of or based upon any inaccuracy in or breach of any representation or warranty made in or pursuant to Sections 4.1(a), 4.1(b) or 4.1(h) may be made at any time. For purposes hereof, "Basic Claims Period" means the period beginning on the date hereof and ending on the date five months after the fiscal year end for the first full fiscal year of PREIT after the closing under the TRO Contribution Agreement.

                  (e) Disclosures made after the date hereof and any knowledge that is acquired about the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation set forth herein shall not in any manner affect rights to indemnification hereunder based on any such representation, warranty, covenant or obligation or be deemed in any manner to amend the Contributor Disclosure Letter. The waiver by PREIT of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or obligation, will not affect any right to indemnification based on such representations, warranties, covenants and obligations unless otherwise expressly agreed in writing by PREIT. To the extent that any claim for indemnification may be made under Section 9.1(a) and Section 9.1(c), then such claim shall be deemed for all purposes to have arisen only under Section 9.1(c) and not under Section 9.1(a).

                  (f) Each party's rights under this Section 9 shall be its sole remedy against the other parties in respect of the subject matter hereof, subject to a party's rights, if any, to seek and obtain specific performance.

         9.4 Procedure For Indemnification - Third Party Claims.

                  (a) Within thirty days after receipt by an indemnified party of notice of the commencement of any proceeding against it to which the indemnification in this Section 9 relates, such indemnified party shall, if a claim is to be made against an indemnifying party under Section 9, give notice to the indemnifying party of the commencement of such proceeding, but the failure to so notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such proceeding is materially prejudiced by the indemnified party's failure to give such notice.

                  (b) If any proceeding referred to in paragraph (a) above is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under Section 9 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding,
(A) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (B) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (1) there is no finding or admission of any violation of Law by the indemnified party (or any affiliate thereof) or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (2) the sole relief provided is monetary damages that are paid in full by the indemnifying party. The indemnified party will have no liability with respect to any compromise or settlement of the claims underlying such proceeding effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, with respect to those issues, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent.

         9.5 Procedure for Indemnification - Other Claims. A claim for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought.

         9.6 Distributions of Class A Units by Contributors. Neither Contributor shall distribute or otherwise transfer to any of its partners or shareholders or any other Person Class A Units issued pursuant to this Agreement (or proceeds thereof other than distributions on such units) unless such partner, shareholder or other Person first executes and delivers to PREIT an agreement, in form and substance reasonably satisfactory to PREIT, by which such Person would join in and become a party to this Agreement for purposes of the indemnification provisions hereof.

         9.7 Indemnification Payments. The Contributors and the Applicable Beneficial Owners shall be entitled to use cash or Class A Units to make indemnification payments hereunder. In the event Class A Units are used, each such unit shall be valued based on the per share Value (as defined in the Amended Partnership Agreement) of a PREIT Share as of the date such unit is tendered to PREIT as an indemnification payment hereunder.

SECTION 10.       TERMINATION AND ABANDONMENT.

         10.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the
Closing:

                  (i) by PREIT or RO,Inc., if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 1997, or such later date as the parties may mutually agree upon in writing;

                 (ii) by mutual consent of PREIT and RO,Inc.;

                (iii) by the Contributors, on the one hand, or PREIT and the Partnership, on the other hand, if a material breach of any provision of this Agreement has been committed by

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



the other and such breach has not been waived or cured on or before the Closing Date to the sole satisfaction of PREIT; or

                  (iv) by PREIT, if any of the conditions in
Section 7.2(a) have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of PREIT or the Partnership to comply with its obligations under this Agreement) and PREIT has not waived all such unsatisfied conditions before termination pursuant to this subparagraph (iv); or

                  (v) by RO,Inc. if any of the conditions in
Section 7.2(b) have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of either Contributor to comply with its obligations hereunder) and RO,Inc. has not waived all such unsatisfied conditions before termination pursuant to this subparagraph (v); or

                  (vi) by any party hereto if the TRO Contribution Agreement is terminated prior to the consummation of the TRO Closing.

         10.2 Procedure for Termination; Effect of Termination. A party terminating this Agreement pursuant to this Section 10 shall give written notice thereof to each other party hereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any party and all further obligations of the parties under this Agreement will terminate; provided, however, that if such termination is pursuant to
Section 10.1(iii), the terminating party's right to pursue all legal remedies (including damages and/or specific performance) contemplated by Section 9 will survive such termination unimpaired.

SECTION 11.       GENERAL PROVISIONS.

         11.1 Survival of Representations and Warranties.

                  (a) All representations and warranties made by the parties in this Agreement and in the certificates, documents and other agreements delivered pursuant hereto shall survive the Closing, subject to the terms and conditions of Section 9 above. Anything in this Agreement to the contrary notwithstanding: (i) the representations and warranties of the Contributors and the right of the Buyer Indemnified Persons to indemnification for breach thereof, shall not be affected by any investigation of the Contributors or the Project Partnership made by PREIT or its agents or representatives; and (ii) the representations and warranties of PREIT hereunder, and the right of the Contributors to indemnification for breach thereof, shall not be affected by any investigation of PREIT or its affiliates made by the Contributors or its agents or representatives.

                  (b) In the event of any inconsistency between the statements made in the body of this Agreement and those contained in the Contributor Disclosure Letter (other than an express exception to a specifically identified statement), those in this Agreement shall control.

         11.2 Costs and Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses in connection herewith. Any and all transfer taxes, recording and filing fees and all costs associated with obtaining the title insurance or endorsements thereto contemplated herein in connection with the transactions contemplated herein shall be borne by PREIT or the Partnership. The parties contemplate that the transfer of the Interests in accordance with the procedures and the time periods set forth in Schedule A will not be subject to transfer tax. In the event either the Project Partnership or a Contributor makes or causes a transfer of Interests not in accordance with the procedures and time periods set forth herein and in the Partnership Agreement, then the Project Partnership or such Contributor making or causing such transfer shall be responsible for the payment of any transfer tax and all title insurance premiums and title company charges and recording costs due as a result thereof.

         11.3 Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, telex or telecopy, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

                  To PREIT or the Partnership:

                           Pennsylvania Real Estate Investment Trust
                           455 Pennsylvania Avenue, Suite 135
                           Fort Washington, PA  19034
                           Attention:  President and Special Committee

                           With a copy to:

                           Drinker Biddle & Reath LLP
                           1100 PNB Building
                           1345 Chestnut Street
                           Philadelphia, PA  19107-3496
                           (215) 988-2700
                           Telecopy (215) 988-2757

                           Attention:  Howard A. Blum, Esquire


                  To the Contributors:

                           c/o The Rubin Organization, Inc.
                           200 South Broad Street
                           Philadelphia, PA  19102
                           Attention:  Ronald Rubin

                           With a copy to:

                           Klehr, Harrison, Harvey, Branzburg & Ellers LLP 1401 Walnut Street
                           Philadelphia, PA  19102
                           Attention:  Leonard M. Klehr, Esquire


         11.4 Access to Information; Confidentiality. Between the date of this Agreement and the Closing Date, PREIT, on the one hand, and the Contributors, on the other hand, will give to the other party and its officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the assets, records, facilities, properties and Contracts relating to its business as the other party may reasonably request. Each party shall acquire and hold all confidential information that has been made available by another party hereto subject to the terms and conditions of Section IV of the Letter Agreement dated as of April 16, 1997 (the "Letter Agreement") between TRO and PREIT, the terms of which section are hereby incorporated by reference and which shall remain in force through the Closing.

         11.5 Public Announcements. Except as and to the extent required by Law or by the rules of the American Stock Exchange, without the prior written consent of the other party, the

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



Contributors, on the one hand, and PREIT and the Partnership, on the other hand, will not, and each will direct its representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of any of the terms, conditions or other aspects of the transactions contemplated hereby; provided, however, that PREIT may issue a press release, in the form previously circulated by PREIT to TRO, regarding, among other things, the execution of this Agreement; and further provided that PREIT and TRO may each continue such communications with principals, partners, lenders, trustees, attorneys, accountants, investment bankers, consultants engaged by PREIT and TRO, including abstract companies, title companies, engineers and architects, Claude de Botton and his affiliates, Kenneth N. Goldenberg and his affiliates, EPD and its affiliates, and, if agreed in each case by PREIT and TRO, others as may be legally required or necessary in connection with the consummation of the transactions contemplated by this Agreement.

         11.6 No Solicitation. Each Contributor shall not, each Contributor shall cause its officers, employees, partners, representatives and agents not to, directly or indirectly, continue, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any nonpublic information to, any Person (other than PREIT and the Partnership and their respective representatives in connection with the transactions contemplated by this Agreement) concerning any sale of assets (other than in the ordinary course of its business consistent with past practice) or shares of capital stock or partnership interests of either Contributor or any merger, consolidation, recapitalization, liquidation or similar transaction involving either Contributor (collectively, an "Acquisition Transaction"). Each Contributor will promptly communicate to PREIT the terms of any inquiry or proposal that it or he may receive in respect of an Acquisition Transaction.

         11.7 Entire Agreement. This Agreement, together with the Schedules, Contributor Disclosure Letter, and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to its subject matter and supersede all prior and contemporaneous agreements and understandings with respect to the subject matter hereof.

         11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

         11.9 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of laws.

         11.10 Section Headings, Captions and Defined Terms. The section headings and captions contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular, and the use of masculine pronouns include the feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

         11.11 Amendments, Modifications and Waiver. The parties may amend or modify this Agreement in any respect. Any such amendment or modification shall be in writing. The waiver by any party of any provision of this Agreement shall not constitute or operate as a waiver of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision.

         11.12 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

         11.13 Liability of Trustees, etc. No recourse shall be had for any obligation of PREIT hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of PREIT, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by each other party hereto.

                  IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, all as of the date first written above.

                                           RUBIN OXFORD, INC.


                                           By: /s/  Ronald Rubin
                                               ---------------------------------
                                               Name:
                                               Title:


                                           RUBIN OXFORD VALLEY ASSOCIATES,
                                            L.P.

                                                     By: Rubin Oxford, Inc., its
                                                         general partner


                                                         By: /s/  Ronald Rubin
                                                             -------------------
                                                             Name:
                                                             Title


                                           PENNSYLVANIA REAL ESTATE
                                           INVESTMENT TRUST


                                                     By: /s/  Jonathan B. Weller
                                                         -----------------------
                                                         Name:
                                                         Title:


                                                     By: /s/  Jeffrey A. Linn
                                                         -----------------------
                                                         Name:
                                                         Title:


                                           PREIT ASSOCIATES, L.P.

                                               By: Pennsylvania Real Estate
                                                   Investment Trust, its general
                                                   partner


                                               By: /s/  Jonathan B. Weller
                                                   ----------------------------
                                                   Name:
                                                   Title:


                                               By: /s/  Jeffrey A. Linn
                                                   ----------------------------
                                                   Name:
                                                   Title: